Exhibit 99.1

Conference Call Transcript

RLI Corp.  – Earnings Conference Call – 1st Quarter 2013

April 18, 2013   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael – Chairman and Chief Executive Officer

Michael J. Stone – President and Chief Operating Officer (RLI Insurance Company)

Aaron H. Jacoby – Vice President, Corporate Development

Thomas L. Brown – Vice President and Chief Financial Officer

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets
Ray Iardella	Macquarie Capital (USA), Inc.
Meyer Shields	Keefe, Bruyette & Woods
Scott Heleniak	RBC Capital Markets LLC
John Thomas	William Blair & Company, L.L.C.
Kevin Shields	Pine River Capital Management LP

RLI CORP.

Moderator: Aaron Jacoby

April 18, 2013

10:00 a.m. (CT)

Operator:  Good morning and welcome, ladies and gentlemen to the RLI Corp. first quarter earnings teleconference. At this time, I would like to inform you that this conference is being recorded, and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions-and-answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including the Annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 10-K contains reconciliations between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com.

At the request of the company, we will open the conference up for questions and answers following the presentation.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to RLI’s earnings call for the first quarter of 2013. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; and Tom Brown, Vice President and Chief Financial Officer. I’m going to turn the call over to Tom first to get some brief opening comments on the quarter’s financial results. Then Mike will talk about our operations and market conditions. Next, we’ll open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown:  Thanks, Aaron. Good morning. From our perspective, we saw this as another solid quarter. Gross premiums were up 10% over last year. Continuing the segment trends from last year, casualty was the biggest driver, up 23% as a result of new product initiatives as well as certain products achieving both rate and exposure growth. The property segment was flat, while surety declined slightly as our underwriters remain diligent in light of tough economic conditions.

Net written premium was up 12%. That’s two points higher than the gross premium growth rate and is largely a result of a new casualty reinsurance treaty put in place 1/1 that allows us to retain more of the attractive business we write as pricing continues to advance.

Turning to profitability, the combined ratio was a very strong 86.2. Included in this result is $10.8 million of favorable development, mostly from the casualty segment and from accident years 2008 to 2011. As a result of the higher premium and lower combined ratios, underwriting income advanced 33% versus last year.

Regarding investments, it was a great quarter from a total return perspective, with the overall portfolio advancing 2.5% on the strength of our equity portfolio, which was up 11.5%. Investment income continued to trend down due to lower reinvestment rates. At the end of the quarter, the fixed income portfolio stood at a consistent 4.9% duration and a 3.7% book yield. Not to be left out, Maui Jim did its part contributing 19% earnings growth over the last year. The combination of underwriting and investment results drove operating earnings per share of $1.04 per share, up from $0.96 per share last year. The additional contribution from realized and unrealized investment gains drove excellent growth and book value per share of 4.6% since last year — year-end. In summary, a positive start to 2013.

And now I’d like to turn it over to Mike Stone for further discussion.

Mike Stone:  Thanks, Tom, and good morning everybody. Again, just to reiterate, a good underwriting quarter. Another sub-90 combined ratio quarter at 86. Good gross written premium growth, 10% gross and 12% net, as Tom indicated.

If I give a little market color, rates are moving up modestly, casualty some 5%, plus in certain products, property 2%. So, just nominally though growing much more rate in our marine business, and surety is essentially flat.

Casualty business, our gross written premium is up 23%. Some products gross written premium up significantly more, and rates up nicely. For example, our commercial umbrella business premium is up 36%, rates up some 17%, as we’re finding pockets of opportunity allowing us to write business that other markets are walking away from.

Our D&O business, directors and officers, gross written premium up some 20% and rates up 6%. Again, we’re seeing more opportunities as companies pullback and in some instances seek significant rate increases well beyond 15%. We’re able to move in and take certain layers of D&O excess programs at nice rates.

Our transportation business up 55%, while rates are slightly up. Transportation is generally the harbinger of a market change, but in this instance, the distress in the marketplace is really from a few markets, a few carriers exiting the business, a few MGAs not being able to keep their carrier paper or losing their reinsurance. There is no real rate push here, but there is still considerable opportunity and considerable competition.

Our new products security: guards, medical malpractice, we wrote some $6 million of gross written premium. Starting to have a good impact on our growth, so off to a good start in those products.

Our property business, basically flat. The marine business, though, while our gross written premium is flat as we re-underwrite our business, rates were up some 11% as we push rate and the market response due to the pain from Sandy and a generally dismal marine market over the past number of years. As we continue to re-underwrite we would expect to continue to see improved results in this line.

Our E&S, our surplus lines property book, basically flat. The catastrophe business is under considerable pressure as capital markets come in on top layer, CAT programs and we’re seeing a new model change that’s supposed to be effective sometime in the early third quarter, late second quarter, with the news that it’s going to drive loss costs down in the hurricane-prone areas, and we’re already seeing the impact of that, even though it hasn’t been implemented yet.

Our surety business, while gross premium written was down some 5%, there is continued heightened competition in this space with new entrants seeming to come into this space every month. Markets are willing to extend substantial limits to accounts, cutting out some of the smaller players. Our contract business — contract surety business is improving as our re-underwriting takes effect and our integration of the CBIC surety gains traction. Overall, as indicated, the surety market has considerable competition, but we have good products, good underwriters, and we’ll continue to perform well.

Overall, very good underwriting quarter. Market is in limbo, up a bit, and down a bit. So, basically going sideways, trending better and we’re still cautiously optimistic. Either way we’ll find ways to outperform the industry.

With that, back to you, Aaron.

Aaron Jacoby:  Great. Thanks Mike. We can now open the call up for questions.

Operator:  Thank you, sir. The question-and-answer session will begin at this time. [Operator Instructions] Our first question comes from Randy Binner with FBR.

Randy Binner:  Hi, good morning. Thank you. Just a question for Mike on the comment about the new models in the property area. You said it was — it would drive loss costs down in hurricane exposed areas. Do you mean from — would it be that from a reinsurance perspective?

Mike Stone:  Well, no — it is Mike Stone, obviously. No, as we model the business, our prime — where we basically write primary business, we model that business before we underwrite it and price it. It’s going to drive, basically drive loss costs down, expected losses down in those CAT-exposed areas. Just like RMS, I think it was 11, this is going to be RMS-12, RMS-11 drove loss costs up. So they’ve — as they learn more information, to get more data, Sandy’s part of this — the impact, they update the model and the model produces a new result. The truth changes, if you will. And it’s going to drive costs down, just like it drove loss costs up in the prior model. So, net-net I think if you put 12 and 11 together, our loss costs are still up some 10% plus.

Randy Binner:  Okay. And so, what is the dynamic from your view in RMS 12 now that would cause kind of some loss cost relief, I guess versus the impact from 11?

Mike Stone:  Well, I mean, we’re going to see — you’re going to see companies starting to write business at lower rates, that’s what you’re going to see. And like I said it’s not fully implemented yet, like it is not implemented at all. But everybody knows what the result is already. So you are starting to see brokers push new rates, brokers know what the results are going to be roughly, so we’re seeing pressure on CAT-exposed business, win business as a result of that.

Randy Binner:  Right. I guess, I mean, are the assumption changes in 2012? Did it assume more or less inland storms like tornados? Is it assuming that hurricanes can go farther inland? I mean, is there kind of a piece of the CAT profile that changes in 2012, that that leads to the different result?

Mike Stone:  Again, from our early discussions and analysis, it’s really looking at lower frequency of events, so that’s going to drive lower loss costs.

Randy Binner:  Okay. And then, just one more if I could, just jumping into investment income. It was alluded to, I think in the press release that there was more allocation to munis, but then there is also lower reinvestment yields. Would it be possible to kind of size the impact of those two items on the lower investment income in the quarter just from a modeling perspective to understand how much we might be getting back on the tax side versus how much we’re just losing as the portfolio turns over?

Tom Brown:  Randy, I can kind of give you a couple of thoughts on it. I don’t know if I have that exact number. But if you look at first quarter 2013 to 2012, we’ve moved from allocation of 21% in municipals to 31%. So now we roughly allocate about one-third munis, two-thirds — or one — about one-third, I said 31% munis. If you look at it on an effective rate where you’ve taken into consideration the effective tax, it comes out to the current market yield of about 2.2% overall. So I don’t know if that really answers your question, but...

Randy Binner:  That’s the effective rate on the munis — just on the munis portfolio? Well, I mean, I guess I’d ask the question this way, if net investment income was $12.9 million in the first quarter and it was $14.5 million in the fourth quarter, just on a linked quarter basis, that’s a delta of $1.6 million, right? So is it roughly, is kind of like half of that shortfall reinvestment and half the allocation of munis or is it kind of much more munis or much more reinvestment? I guess that’s what I’m trying to get a sense of.

Tom Brown:  I would say it’s about two-third rate, one-third munis.

Randy Binner:  Got it. That’s perfect. Thank you very much.

Operator:  We’ll take our next question from Ray Iardella with Macquarie.

Ray Iardella:  Thanks and good morning. So, maybe just touching on the growth in the casualty segment, I know, Mike, you had mentioned commercial umbrella, D&O, and transportation, were there any other sort of lines of business that saw a good growth?

Mike Stone:  Well, also — it’s Mike Stone. Also the new products we have, the medical malpractice business, our security guard business, certainly our professional services, our architects and engineers, continues to grow out from a smaller base, but it’s growing out and we would expect that growth to start to moderate as they expand their footprint in all 50 states and they’re just about there. So, the growth really coming from those three products I mentioned first and the new products, and additionally the professional services, the architects and engineers.

Ray Iardella:  Okay. And then, maybe with that growth, I was a little bit surprised that you didn’t get any sort of benefit on the expense ratio side is — are some of those new products carry higher expense ratios or do you think over time as they build scale that that expense ratio might come down a little bit more?

Tom Brown:  Yeah, Ray, as you know, I mean, while we’ve written $6 million to $7 million of new business, that doesn’t turn into earned premium overnight. So, those carry — you have your costs associated with that upfront. So, it’ll start to level out as you get to a kind of a year-over-year run rate on that. So, right now those are carrying kind of an artificially high expense ratio relative to the earned premium on those new products.

Mike Stone:  This is Mike Stone, I’ll just augment that with — we’ve been building up the footprint on our admitted platform, which is really from our architects and engineers space. That’s additional expense. That expense ratio was higher, that’ll start coming down as we get that implemented. And certainly these newer products, surplus lines products will have a less impact on the expense ratio over time. So, we would expect that to help as we start earning that premium.

Ray Iardella:  Okay. That’s helpful. And then I know it’s not a big renewal period for reinsurance in 4/1, but I think the surety and some liability lines reinsurance contracts renewed. Any update or major changes to that?

Mike Stone:  Yeah, this is Mike Stone. Surety renewed, we renewed — we added basically a 10% to overall rate reduction on our surety business. And our PSG, our Professional Services Group, which is basically architects and engineers, miscellaneous professionals, also a 10% rate reduction both expiring structures essentially the same.

Ray Iardella:  Okay. That’s helpful. And then last one. And maybe just touching on investment income and the tax rate there, I mean what is the tax rate, I guess, just on investment income? I mean maybe that’s another way to look at the impact from munis.

Tom Brown:  Yeah, to split it out, Ray, it’s pretty much effectively 35% on the taxable, it’s approximately about 5% tax rate on the tax-exempts.

Ray Iardella:  Okay. That’s helpful. Thanks again.

Operator:             Our next question comes from Meyer Shields with KBW.

Meyer Shields:  Thanks. One more tax question if I can. Were there any savings from dividends to the employee stock ownership plan in the quarter?

Tom Brown:  No. The only real change, the effective rate changed about one percentage point and I would attribute that to the larger allocation to munis that moved by 1%.

Meyer Shields:  We try and separate that out, so that’s helpful. Corporate expenses were up sort of significantly year-over-year, is that just bonus allocations or general expense, I should say?

Tom Brown:  Yeah, Meyer, it’s a function of the bonuses for the employees.

Meyer Shields:  Okay. And on a sequential basis, I guess looking at casualty lines, taking out the favorable reserve developments, they were up sort of — the loss ratio was up somewhat significantly sequentially and I was wondering whether that’s just caution on new business lines or whether lost cost inflation is starting to get worse.

Tom Brown:  Yeah, Meyer, if you look at — you’re talking about the casualty line, correct?

Meyer Shields:  Yes.

Tom Brown:  Yeah. So, give a little backdrop on that, if you really look back to Q1 last year, your combined ratio is about 109%, so it’s actually a point down in our first quarter of this year. I think as you are well aware we take a long-term view towards the frequency and severity trends — really don’t do our first full blown study until the second half of 2013 and much like last year when we did that we saw it come down slightly to around 105% for the year.

Meyer Shields:  Okay, all right. So, let me ask this more explicitly, you’re not seeing any changes in lost cost inflation, are you?

Tom Brown:  Not really, no.

Meyer Shields:  Great, that covers me. Thanks so much.

Operator:  Our next question comes from Scott Heleniak with RBC Capital Markets.

Scott Heleniak:  Yes, good morning. I was just wondering if you could first comment on — I think you mentioned E&S was flat for the quarter, and it seemed like that was getting a little bit better toward the end of last year. Are you seeing a lot more competition there? And if so, what areas? It seems like that market just, from what we’ve heard, is improving a little bit, just wonder if you have any comment on that?

Tom Brown:  When you say E&S, you mean E&S property, that’s what I was speaking to it, I think?

Scott Heleniak:  Yeah.

Tom Brown:  Yeah. Our property business — well, certainly there is quite a bit of competition and a bit of that business is our DIC business, California earthquake, which is seeing heightened competition as well. I mean, we are a ways off from the last event and underwriters start to have a lapse in memory of what can happen. But we’re still being disciplined so there is competition there. Certainly on the hurricane side, I talked a little bit about some changes there both from a capital perspective and impending model change, which is again putting pressure there. And the — we haven’t seen a lot of pick-up in rates because of the tornadic activity that we saw in prior years with a little bit of movement, but not a lot. I mean, the standard lines guys are still running a lot of that business in those areas. So, all in all, we continue to try to push a little rate and remain disciplined but there is quite a bit of competition in that space.

Scott Heleniak:  Okay. And then, on surety, you talked about more competitors there. Is that just a couple of bigger players kind of getting more aggressive or is that more smaller players kind of getting back into it that’s causing that?

Mike Stone:  I would say it’s a combination. I mean, the bigger sureties certainly are competitive, certainly competitive in the transactional miscellaneous surety that we have a nice piece up there. They are very aggressive there with commissions and we’re seeing new entrants, people that are starting up surety operations, people look at the combined ratios and it looks pretty attractive. What they don’t realize is a lot of cost associated with getting into miscellaneous surety, building out systems, building out distribution networks, and contract surety is always tough. So, I would caution the competitors that they better be careful.

Scott Heleniak:  Okay, understood. And then the last question I have was just on the equity portfolio which is about 22% of invested assets right now. Just wondering, is there a certain range where you start reducing exposure, I guess, I’m just asking how much further that can go as a percent of your invested assets or how do you look at that specifically?

Tom Brown:  Scott, historically we keep it pretty much at about an 80% fixed and 20% equity. We might range it up north of that depending on how we feel about the portfolio. But you will look back, historically, it’s been in that 20% to 25% range, sometimes lower.

Scott Heleniak:  Okay. So, 25% is kind of the upper end of the sort of the range you’re talking about?

Tom Brown:  Yes.

Scott Heleniak:  Okay. All right. That’s all I have. Thanks.

Operator:  Our next question comes from John Thomas with William Blair.

John Thomas:  Hi. I was wondering where is the favorable development in casualty coming from this quarter, if there is any large differences between business lines? And then, if you can comment on the difference between this quarter and the first quarter of 2012 in that there is a pretty big increase in the casualty development?

Tom Brown:  Yeah, John, I can break it down a little bit. I’m not sure I can give you a good comparison to the prior year, but will give our best. We’re seeing across a number of lines the GL, umbrella, EPG and then in CBIC’s Contract Pac product as well, that’s about $10.6 million of the total. This year we’d say probably GL and EPG are up relative to the quarter last year. I don’t know if I could get — break it down to actual dollars, but I would say those are trending up.

John Thomas:  Okay. And so, habitational, you’re not seeing any adverse development in that area like prior years?

Mike Stone:  This is Mike Stone. Actually, habitational is kind of leveling off. I mean, it’s not performing well, but it’s not performing worse. We’re getting off quite a bit of that, certainly the large schedules we’re exiting from. So, we would expect actually to see that improve as the year unfolds. So, it’s not getting worse.

John Thomas:  Okay. And then, just on profitability basis, where would you say that you can find the greatest improvement in profitability and casualty? And where do you think you’re at a pretty good level right now or is it just kind of across the board the same?

Mike Stone:  No, we think there is more opportunity in our primary liability business which is — which we shrunk over the last four, five years. So, we think there is opportunity there as the market firms a bit. We’re well positioned to increase our writings there. We’ve kind of tread water given our habitational business that we’ve re-underwritten. So, we think there is certainly opportunity.

Then, our new businesses as we growth them out, both the medical malpractice, which has a historically a very nice combined ratio. And we think the security guards, as we build it out, it’ll be a nice business for us. So, we see that the commercial umbrella business that’s growing. We think there are nice margins there. We’re not going to see a lot margin for a while, but it’s a long tail business, but given the rates, given the context to the business that we understand and been in for a long time, we think there is some nice margins there as well.

John Thomas:  All right. Thank you very much.

Operator:  Our next question comes from Kevin Shields with Pine River Capital.

Kevin Shields:  Good morning. I was interested in getting the paid cap losses for this quarter and last. And if you could provide sort of what percent of your Hurricane Sandy losses have been paid through quarter end?

Tom Brown:  Well, let me start with our estimate for Sandy. and we put out an initial estimate of a range of $15 million to $20 million and it’s remained at the low-end of that at $15 million, so we have not seen any movement on that. Not sure I have a breakdown of the actual payments right here at my fingertips, but I would say that our paid — net paid losses this quarter compared to the same quarter of 2012 are up about $20 million plus. We would attribute a fair amount of that to the

Sandy claims and as well as some of the crop program. As we all know crop did not have a particularly good year last year, and that’s starting to morph into payments in the quarter.

Jon Michael:  Kevin, this is Jon Michael. I will say, however, that we were very aggressive in settling the Sandy claims, aggressive in contacting our insureds, even if they hadn’t reported a loss; made advance payments on many of the claims and we have been on top of that helping our share or I mean our insureds get through that.

Kevin Shields:  Terrific. Thank you.

Operator:  And we have a follow-up question from Ray Iardella with Macquarie.

Ray Iardella:  Yeah. Thanks for taking the follow-up. I guess one question. Just looking at stat surplus, it was up over 9% relative to year-end. Is there anything sort of driving that increase in surplus just given book value growth was up a little bit less than that?

Tom Brown:  Right. Ray, it’s Tom Brown. Good question. It’s largely a function of recognition and valuation of investments for statutory purposes, and a decline in our net — our non-embedded assets that you realize in the statutory world. So, they didn’t move in lockstep and as you saw. I think it was about $63 million increase in statutory surplus versus a 4.6% increase in equity.

Ray Iardella:  Okay. That’s helpful. And one more if I can squeeze it in. In terms of ProAg, I think last call you guys had chatted a little bit that some things were not necessarily finalized in the contract. Is there anything changed in terms of expectations for premium for 2013?

Mike Stone:  This is Mike Stone. No, the contract is finalized. We had a 4% quota share with ProAg and then we have an additional quota share on a subset of states that will generate additional premium, but we cede a portion of that as well. So, it’ll be up a bit this year because of the second quota share.

Ray Iardella:  Got it. Thanks again.

Operator:  [Operator Instructions] And we’ll take our next question from Meyer Shields with KBW.

Meyer Shields:  Hi. Just one quick follow-up. If we’re seeing I guess a modest economic recovery, does that make a divestiture of Maui Jim more or less likely?

Jon Michael:  Jon Michael here, Meyer. I would say I don’t know the answer to that to be honest. Certainly, if Maui Jim continues to perform well, they will be an attractive target. They have been an attractive target and we’re very happy with our investment in it at this point, but I don’t know what that portends to be honest with you.

Meyer Shields:  Okay. Thanks very much.

Operator:  And there are no further questions. I will now turn the conference back over to Mr. Jonathan Michael for any closing remarks.

Jon Michael:  Thank you all for joining us this morning. On a micro level basis, it’s raining and raining hard here in Central Illinois. That should — the farmers should be very happy about that. This quarter was a very, very good quarter for RLI. Premiums were up by double-digits. Our combined ratio was mid-80%s. Rates across most product lines, in fact, almost all product lines, continue to advance. Those are the things that I like to hear. The double-digit decline in investment income means we need more rate from the underwriting side to make up for that investment decline, but this is good for us. We are excellent underwriters and believe we’ll outperform and even thrive in this kind of an environment.

Thanks for attending and I will talk to you again next quarter.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with a conference ID number of 6578540. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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